SMITH BARNEY INCOME FUND
                        10f-3 REPORT
            January 1, 1997 through June 30, 1997


                                                  % of
               Trade                    Par Value/     Unit
Fund % of
Issuer              Date Selling Dealer      Share
Price     Assets    Issue

California Federal  1/24/97   Goldman Sachs       121,000
$25.00    0.11%     2.67%
9.125% Pfd

Tenent Healthcare   1/27/97   Donaldson, Lufkin &
0.36 2.53
8.625% due 1/15/2007          Jenrette            $5,600,000
99.894
8.625% due 1/15/2005                           4,400,000
99.358

Jacksonville Electric Auth.   2/26/97   Lehman Brothers
5,000,000 99.099    0.58 2.25
5.375% due 10/1/2016

NYS Thruway Trans.  2/28/97   Goldman Sachs
1,000,000 96.158    0.11 0.39
5.25% due 4/1/2016       Legg Mason

NYS Dorm Authority  3/10/97   Bear Stearns
4,550,000 94.156    0.54 3.64
5.50% due 8/15/2017

Puerto Rico Municipal    4/11/97   Morgan Stanley
4,000,000 96.68     0.49 2.18
Finance Agency           Prudential Securities
5.50% due 7/1/2017       Lehman Brothers
                    Citibank

Nebraska Investment 4/21/97   Lehman Brothers
1,500,000 100.00    0.18 3.00
Finance Authority
6.30% due 9/1/2028

NYC Municipal Water,     5/1/97    J.P. Morgan
9,040,000 93.04     1.07 3.01
5.75% due 6/15/2029      A.G. Edwards
                    Prudential Securities
                    Lehman Brothers
                    Morgan Stanley
                    Bear, Stearns
                    Artemis Capital

Connecticut Housing      6/20/97   Merrill Lynch
3,000,000 100.00    0.37 4.00
Finance Authority,       Artemis Capital
5.85% due 11/15/2028          Fleet/Norstar Securities
                    First Union
                    Roosevelt & Cross

Detroit, Ml Sewer   6/20/97   Paine Wabber
4,000,000 92.28     0.45 1.52
Disposal Revenue,
5.00% due 7/1/2027

MCN Energy          6/24/97   Merrill Lynch         106,000
29.125    0.25 1.25
Group Inc.